Exhibit 4.38

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Term Storage Agreement Between

Euro Tank Terminal B.V. and Vitol S.A. (“Agreement”)

1.	Agreement number

No.:	VITOLFO-ETT-2014-01

Effective Date:	1 October 2014

2.	This Agreement is made by and between

Euro Tank Terminal B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated in the Netherlands and having its registered office at Moezelweg 151, 3198 LS, Rotterdam, the Netherlands {the “Company”);

and

Vitol S.A. a private company with limited liability, incorporated in Switzerland and having its registered office at Boulevard du Pont-d’Arve 28, 1211 Geneva 4, Switzerland (the “Client”).

The Client and the Company may be referred to herein individually as a “Party” and collectively as the “Parties”.

Whereas

a.	The Company owns and operates the Terminal and is able to provide storage, handling and other terminal services at the Terminal;

b.	The Client wishes to store its products at the Terminal and receive certain services and access to specific infrastructure at the given capacities;

c.	The Parties intend to set forth the terms and conditions for the services in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, Parties agree as follows:

3.	Storage Location

The terminal is located in the Port of Rotterdam with harbor no. 5610 and registered address at van Moezelweg 151, 3198 LS Rotterdam, the Netherlands (“Terminal”).

4.	Storage Period:

Duration:	3 years

Start Date:	1 October 2014

End Date:	30 September 2017

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.1	This Agreement shall enter into force on the Start Date as mentioned above and shall continue for a duration of three (3) years until the End Date as mentioned above.

At the expiry of this period the Client shall have first right to the contracted capacity. Six (6) months prior to expiry both Parties shall negotiate the terms and conditions for a contract renewal for a period to be mutually agreed upon. The agreement for a contract renewal needs to be reached at least three (3) months prior to the end of the contract.

5.	Product

5.1	Parties agree to handle fuel oil. The Client shall provide the Company with the (M)SDS, REACH number and the products specifications as stipulated in Appendix 2 and Clause 10, prior to the each delivery to the Terminal. The Products will be delivered into parcels of minimum 1000 Mt each.

5.2	Client ensures to comply with the provisions of the European Regulation number 1907/2006 of 18 December 2006, as amended from time to time with regards to the Registration, Evaluation, Authorisation and Restriction of Chemical substances (“REACH Regulation”) and shall provide the Company with the necessary information related to such compliance and the Product

6.	Contractual Capacity

The Company shall provide to the Client a total storage capacity of 225.148 m3 in the following dedicated storage tanks (“Contractual Capacity”).

Products will be stored on a dedicated basis.

Tank	Contractual Capacity (m3)	Net capacity (m3)	Roof Type	Product	Min flash
TK 01	1.076	3.969	Fixed	FO	>55
TK 02	4.082	3.974	Fixed	FO	>55
TK 03	14.880	14.547	Fixed	FO	>55
TK 04	14.870	14.535	Fixed	FO	>55
TK 05	62.340	61.539	Fixed	FO	>55
TK 06	62.430	61.697	Fixed	FO	>55
TK 07	62.470	61.703	Fixed	FO	>55

The tanks are Class 3, meaning suitable for handling of a product with a flashpoint >55°c and designed for a maximum temperature of 80 Celsius Degrees (“°c”).

7.	Means of Delivery

Receipt of Product: ex-seagoing vessel, barge or pumping over

Re-delivery of Product: into seagoing vessel, barge or pumping over

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.	Rates (expressed in Euro)

payable in respect of Contractual Capacity and from Start Date.

a.	Tank rental rate	€ [***]

Charged per cubic meter (“m3”) of contractual capacity per month or part thereof Tank rental rate includes:

•	Delivery from seagoing vessel, barge or pumping over (minimum parcel size 1000 metric ton (“Mt”)

•	Redelivery into seagoing vessel, barge or pumping over (minimum parcel size 1000 Mt)

•	Storage during the Storage Period

•	Standard customs documentation on ship’s departure at (he Terminal (B/L, AAD, T1 .timesheet and document receipt)

•	[***] free throughputs in m3 at 15°c of work capacity per period of [***] (calculated as 1 import and export of the net tank capacity)

•	Use of Vapour Recovery Unit (“VRU”)**

**	VRU costs are included in the Tank rental rate.

b.	Additional Throughput Surcharge, per m3 at 15°c	€ [***]

Charged on the difference, expressed in m3 at 15°c, between the actual throughput per year and the free throughput mentioned in Clause 8 (a), per m3.

c.	Surcharge for pumping over within the Contractual Capacity, per m3 at 15°c	€ [***]

Per m3 at 15°c pumped over from shoretank to shoretank within the Terminal. A minimum charge based on [***] m3 per operation shall apply

d.	Homogenisation Surcharge per hour (in shore tank)	€ [***]

Charged for the use of mixers or air-spiders or pumparound.

e.	Board-to-board Surcharge

Minimum quantity of [***] MT per parcel, per m3 at 15°c.

	Board - Board (at the terminal)	€ [***]

f.	Heating products in tank

	Maintaining temperature	€ [***]

Rate (expressed in Euro/m3/day) Charged on the average inventory in tanks (in m3) during the period expressed in days, when the service was rendered.

	Heating up temperature	€ [***]

Rate (expressed in Euro/m3/°c)

Charged on the volume in tanks (in M3) to be heated

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

g.	Additional Services (per document)	€ [***]

Supply of Certificate of Origin (not counter-signed by Chamber of Commerce), EUR1, Form A, INF3, ATR

h.	Water on Board

In case water is found on board or in tank after discharge, water will be drained, removed and disposed of at the cost charged by the contractor with a surcharge of [***]% for coordination, handling and administration costs.

All rates exclude:

VAT and any other taxes, levies, fees, quay dues, port charges, and any other third party fees such as, but not limited to, the Port Authority, Customs, ship’s representative and cargo representative. The Company will invoice these fees to the Client on [***] basis without any mark-up or fee charged by the Company.

9.	Terms of Operation

Product movement planning including quality and quantity must be clearly identified and detailed by the Client in writing and in advance to the Company for execution. The Company shall not be responsible for any effect of Product movement planning whatsoever. In implementing the Product movement planning, the Company shall follow the instructions of the Client, but the Client should always observe and consider the quality and quantity requirements of tank heels bottoms i.e. ROB.

10.	Product Acceptance procedure

Upon nomination of a vessel/barge for a discharge operation, the Client shall provide to the Company certificates of quality including actual specifications of the Product being delivered prior to the vessel/barge’s arrival. Such aforementioned certificates shall at least contain the following:

•	Density

•	Flash point

•	Sulphur content

•	Viscosity

Before discharging the following specifications shall be provided by the Client:

•	Water content

•	Pour Point

•	H2S

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The Product shall meet all of the following product specifications:

Specification	Max/Min	Method
Viscosity at 50 C*	850 mrn2/s Max	ASTM D 445
Flash Point	Min 55C	ISO 2719/B
Pourpoint	Actual temperature Min 15C over pourpoint	ISO 3016
Temperature	< 80 °c
H2S	Max 5ppm in the liquid phase

The Product will not be accepted when it is warmer than 5°C below flashpoint

If the Company requests all or any of the abovementioned specifications and is not properly informed by the Client, the Company shall have the right to refuse discharge. Furthermore, If the Product does not meet the abovementioned product specification, the Company shall have the right to refuse discharge. Any deviations from the abovementioned products specifications shall be agreed upon by mutual agreement between the Parties.

11.	Tank Cleaning

The Company undertakes that the tanks are prepared for their respective Product prior to the Start Date. On the End Date the tank shall be re-delivered in a state suitable for storage of the same type of product by the Client. If required, cleaning shall have taken place prior to the End Date. The Company and the Client shall agree at least two (2) months before the End Date on the best program and procedure to ensure that the cleaning operations are completed by the End Date. The tank rental rate under Article 8 (a) shall stop the day after the tank has been emptied by the Client. The costs involved in cleaning the tanks to their original condition in preparation for the next service and the disposal of wastes if any are to the Client’s account. The Company shall appoint an independent surveyor within reasonable time to determine whether the respective tanks are clean and suitable for the next service. In the event the tanks are not approved by the independent surveyor, the Client shall clean the tanks until it is approved by the independent surveyor. The tank rental rate under Article 8 (a) shall be payable by the Client until the independent surveyor appointed by the Company has approved the tanks for the next service. A copy invoice of the cleaning company will be attached to the invoice provided to the Client with a surcharge of a reasonable internal project costs, specified on the invoice.

12.	Contractual Loss

Contractual loss during operations and storage will be actual loss as determined after unloading and loading operations on basis of the shore tanks gauging. Any Product losses will be to the account of the Client.

Any complaint in respect of deficiency of quantity or of variation of quality must be notified in writing by the claiming Party within one hundred and twenty (120) days from the day at which such deficiency or variation is discovered.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Following such notification, the claiming Party shall provide a fully documented claim within ninety (90) days of (he aforementioned notification. If the claiming Party fails to give such notice or submit a fully documented claim within the aforesaid time limits, the claim shall be deemed to have been waived, and any liability on the part of the non-claiming Party shall be considered to have lapsed.

13.	Rules of Engagement

The Client agrees and acknowledges the Rules of Engagement of the Terminal as specified in the following appendices:

Draft restrictions	: Ref. Appendix 1

Opening hours of the Terminal	: Ref. Appendix 1

Nomination and programme information	: Ref. Appendix 2

Customer Service contact details	: Ref. Appendix 3

First Come First Serve policy	: Ref. Appendix 4

14.	Indexation /Escalation

As per the 1st of January of each year after the Start Date, the Rates mentioned in Article 8 shall be increased with the percentage based on the Dutch Consumer Price Index figure (CPI) and defined by the Dutch Bureau of Statistics (CBS) reflecting the inflation figure in the Netherlands from time to time.

15.	Rates/Conditions are Exclusively for the Client

The Client shall not be authorised to cede or subcontract the Contractual Capacity as well as any right granted by this Agreement without the Company’s prior written approval.

Sub-leasing of Clients tank to a third party

In case the Client wishes to sub-lease one or more of the tanks mentioned in Clause 6, the Client may request the Company to do so on its behalf. In this case the Company shall at its discretion approach potentially interested parties and negotiate a sub-lease agreement acceptable to the Client for the tank and period agreed with the Client provided that:

(i)	the Client remains fully responsible for the performance of the sublease agreement and especially the payment of the rates outlined in Article 8;

(ii)	the sublease termination date is always earlier than the termination date of this Agreement; and

(iii)	the sublease does not comprise any option to renew or extend or increase the duration or the capacity or any conditions referred to in the sub lease agreement.

The Client is not allowed to enter into any direct negotiations or discussions concerning its subleased tanks with a third party and the Company is under no obligation to accept any third parties as a sub-lessee. In case the Company is not able to find a sub-lessee on its own accord the Client may propose a suitable alternative, approval of which shall not be unreasonably withheld.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Any incremental revenues of a sub-lease arrangement shall be [***] between the Company and the Client.

16.	Insurance

a)	Title to and risks of the Products will remain with Client at all times.

b)	Client shall be responsible for insuring the Product under this Agreement at their risk and account.

c)	Both Parties shall be responsible for procuring third party liability insurance to cover their respective legal liabilities arising from their responsibilities under this Agreement.

17.	Invoicing and payment

The Tank Rental fee will be invoiced monthly and will be issued at the beginning of each calendar month, in advance. All other charges mentioned in Clause 8 (pumpovers, homogenization, additivation, additional throughput) and for any other services rendered will be invoiced upon expiry of the month in which the respective service was rendered. Additional throughput as per Clause 8 (b) shall be invoiced on a monthly basis once the free throughput allowed under this Agreement has been achieved. Invoices are payable in the currency as invoiced and within fifteen (15) days after the date of invoice and before final lifting of the Product.

18.	General Terms and Conditions

The General Conditions for Tankstorage in the Netherlands filed of record in the Dutch, English and German languages at the Registry of the Arrondissements Courts at Amsterdam, Dordrecht and Rotterdam on 21st December 1992 (“General Conditions”) and the jetty conditions of the association of independent tank storage companies (VOTOB) filed of record at the Registry of the Arrondissements Courts in Amsterdam, Dordrecht and Rotterdam (“Jetty Conditions”) shall be applicable to this Agreement. In the event of any conflict or inconsistency between this Agreement and the General Conditions and Jetty Conditions, the terms and conditions of this Agreement shall prevail.

19.	Modification of the General Conditions

The provisions set forth in the Agreement may be modified by a decision of the Company in accordance with technical or legal requirements. In this case the Company shall endeavour to give at least three (3) months’ notice, except in the event of urgency in particular regarding regulations and safety measures.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.	Notices

20.1	All notices and communications under this Agreement are to be sent to the Parties by, courier or registered mail to the following address:

In the case of the Company, to:

Attention:	Jack de Moel

Title:	Managing Director

Address:	Moezelweg 151
3198 LSRotterdam
The Netherlands

In the case of the Client, to:

Attention:

Title:

Address:

20.2	Any notices, approvals or consents shall be effective only upon actual receipt:

(a)	in the case of registered post, on the day on which it is received and acknowledged at that Recipient Party’s address.

(b)	in the case of personal delivery, at the time it is received and acknowledged at the Recipient Party’s address.

20.3	Notwithstanding the above, communications between the Parties via email are permitted and shall be sent to the email addresses as notified by the Parties from time to time provided that any request for approval or consent by the recipient Party or notice of breach sent by email must be followed by a letter to the other Party in accordance with this Article 21.2

21.	Law and jurisdiction

This Agreement shall be governed and construed in accordance with the law of the Netherlands. Any dispute arising from or connected with this Agreement {including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its termination), shall be referred to and finally resolved by the Courts of Rotterdam in the English language. The language of this Agreement is English. All communications including notices under and in respect of this Agreement shall be in the English language.

This Agreement may be executed in any number of counterparts and delivered by electronic transmission, each of which so delivered shall be considered an original counterpart, but all such counterparts together constitute but one and the same agreement.

(signature page to follow)

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF the Parties hereto have set their hands the day and year first above written.

and on behalf of	For and on behalf of

Euro Tank Terminal B.V.	Vitol S.A.

/s/ Jack de Moel	/s/ Roland J. Favre

Jack de Moel	Roland J. Favre

Managing Director	Director

Date: 5 January 2015	Date: 5 January 2015

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix 1

Jetties available for Fuel Oil loading and discharge operations

Jetty No.	Draught (m)	Max Beam (m)	Min/Max LOA (m)	Operational Date
Sea going vessels berths:

Jetty “Caland” outside Center Max freeboard 5,26 m x 23.78 m	20.95	58(*)	180 – 360	Operational

Jetty “Caland” outside East Max freeboard 2.29 m x 20.54 m	20.75	58	174 – 260	Operational

Jetty “Caland” outside West Max freeboard 2.29 m x 20.54 m	17.85	58	145 – 260	Operational

(*) If “Caland” outside Center is used, “Caland” outside East is not available and “Caland” outside West will be restricted.

Jetty 1 Max freeboard 2.29 m x 20,54 in	16.00	45	80 – 260	***

Barges berths

Quay East Max freeboard 7.00 m	8.52	not restricted	max 145(**)	Operational

Jetty “Caland” inside East	6.00	22	135	Operational

Jetty “Caland” inside West	5.00	12	135	Operational

Quay West	4,62	22	135	Operational

(**)	If Quay East barge berth is used tip to max length, Quay West barge berth will be restricted.
(***)	Exact date when Jetty 1 will be back in service to be confirmed.

1.	Above staled draughts are general figures. Contact the local harbour authorities for the latest draught restrictions.

Minimum vessel capabilities

Vessels calling at the Terminal with a DWT tonnage of more than 25,000 shall be able to maintain a minimum pumping or receiving rate of 1000 m3 per hour or 7 bar at the ships manifold.

Vessels calling at the Terminal with a DWT tonnage between 10,000 and 25,000 shall be able to maintain a minimum pumping or receiving rate of 800 m3 per hour

Vessels calling at the Terminal with a DWT tonnage between 5,000 and 10,000 shall be able to maintain a minimum pumping or receiving rate of 600 m3 per hour.

Vessels calling at the Terminal with a DWT tonnage lower than 5,000 shall be able to maintain a minimum pumping or receiving rate of 400 m3 per hour.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In the event that the abovementioned performance criteria are not met by a vessel, the Terminal shall have the right to unberth such vessel if it is causing delays to other vessels’ operations.

Surveying

Before loading and unloading of vessels the Principal must appoint an independent surveying company. When failing to do so the Terminal may nominate one, on behalf of the Principal and all costs will be for account of and invoiced to the Principal.

Working hours and overtime:

For operations the Terminal is working on a 365/7/24 basis

For emergency please contact key-personnel at below stated phone numbers.

Emergency contact details Key-personnel:

General Manager	: J. de Moel

E-mail	: jdm@ett.vtti.com

Tel	: 06 - 50 22 55 86

Terminal Manager	: C. Saaltink

E-mail	: cls@ett.vtti.com

Tel	: 0181 - 24 00 24

Manager Commercial	: J.L.D. Koomen

E-mail	: jpk@vtti.com

Tel	: 06 - 23 89 76 46

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix 2        Nomination and programme information

NOMINATION AND OPERATIONAL PROCEDURES

All activities performed by Customer Services (CS) and Operations, involving movement of product physically or administrative at the Terminal are backed by a formal order from the customer.

Orders performed at the Terminal:

AST	Administrative Stock Transfer
BLE	Blending
CLN	Tank cleaning
DBA	Discharge barge
DTR	Discharge truck
DVE	Discharge vessel
HEA	Heating
HOM	Homogenising
IMP	Importation
ITS	In-tank-sale
LBA	Load barge
LVE	Load vessel
MAI	Maintaining
SDC	Stock density correction
SER	Generic services
STR	Stock transfer
TTT	Tank-to-tank transfer
WAS	Washing/ treatments
WDR	Water draining

Ail load or discharge nominations and other orders are to be received in writing via e-mail to the attention of Customer Services.

Customer Services receives the nominations/orders and enters these into TOMCAT. This is the terminal enterprise resource program.

Nominations for loading or discharging should at least include the following:

a.	Type operation: Loading or Discharging, Tank-to-tank transfer

b.	Name of vessel/barge

c.	Name of tank(s) involved

d.	Estimated Time of Arrival (ETA)

e.	Name product/ quality

f.	Quantity per tank in m3 L15 or mt (vac)

g.	Surveyor appointed

h.	Customs status

i.	Document instructions: draft B/L one working day prior to departure.

j.	In case load nominations: receiver details, Name -i- Full address, excise number

k.	In case discharge nominations: Analyses of product before discharging, SDS

Customer Services approves nominations received based on the above. If one or more items are missing, the customer is informed accordingly and the order is not further processed. Once the missing items are received the order is processed.

Before handing over the nomination to Operations the order is checked again. When all relevant information is inserted into TOMCAT, the order is activated.

From this moment Operations is able to start the discharge or load operation.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Nomination and Operational procedures to include out of hours order amendments, not limited to but including additional and/or changes to barge and vessel nominations, as well as additivation & tank manipulations/mixing.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix 3        Customer Service contact details

Please for nominations, programmes, instructions or changes use following general Customer Service e-mail address:

xcustomerservice@ett.vtti.com

Outside office hours you can contact:

The person on duty

+31205872162

Or

Hendrik Wijkstra

Mobile +316 13 03 50 55

hwl@ett.vtti.com

or

Ron van der Graaf

Mobile +316 15 83 00 37

rdg@ett.vtti.com

or

John de Ruyter

Mobile +316 52 84 79 68

jdr@ett.vtti.com

or

Gulden Sahin

Mobile +316 55 72 36 93

gsa@ett.vtti.com

or

Marco Nieuwold (custom affairs)

Mobile +31 6 21 71 14 76

mnw@ett.vtti.com

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix 4        First Come First Served policy (FCFS)

FIT operates a First Come, First Served (FCFS) policy based upon the following procedures:

1.	Operation Orders are to be received in writing. Orders will contain Vessel Name / Cargo / Quantity / ETA / Operational Details. Changes to Operation Orders shall be made in writing and shall be accepted subject to the condition that other operations remain substantially unaffected by the proposed changes.

Discharge / Reload Operations are acceptable but must be nominated as two separate operations.

2.	Berthing priority is allocated on basis of valid NORT basis arrival at Rotterdam Anchorage. When the Operation Order is received after vessel has tendered NOR the time of acceptance of the Operation Order shall determine the allocation of position in the berthing queue.

3.	4 hours prior to planned operation the Operation Order shall be checked to ensure that:

(i)	Tank(s) is released for loading

(ii)	Sufficient Volume is available (loading)

(iii)	Sufficient Ullage is available (discharge)

Failure to satisfy the above mentioned criteria will result in the vessel call to berth being cancelled and the vessel rejoins the queue (as next vessel to be called). Cargo operations may commence whilst sequential operational steps are in progress, subject to the condition that no additional delays to the overall operational programme are incurred.

4.	Other than in exceptional circumstances, Max Idle Time after vessel is All Fast shall not exceed 6 hours (Inclusive of product analysis). ETT reserves the right to un-berth and reschedule vessels which do not comply, The Company and the Client shall agree at least 3 hours before end time to un-berth,

5.	In exceptional circumstances, ETT reserves the right to deviate from these rules. Such deviation should be for the sake of operational safety or where there can be positive impact upon overall terminal operations.

6.	Jetties can be used for board to board (Or ship to ship) operations subject to both vessels being ready for board to board operations. Vessels to be nominated separately and must be concurrently scheduled to ensure idle time of either vessel does not exceed 6 hours. Vessels nominated for loading and / or discharging operations have priority over board to board operations.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.